Exhibit 10

Description of performance goals for Chief Executive Officer under the Company’s
Annual At Risk Compensation Incentive Program

        On December 20, 2004, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) set specific performance goals for fiscal year 2005 for Philip C. Ackerman, as Chief Executive Officer of the Company, under the Company’s Annual At Risk Compensation Incentive Program. The goals are specified levels of Company earnings per share (weighted as 60% of the formula), long-term strategy, succession planning and incentive compensation goals (weighted as 15% of the formula), proved developed and undeveloped reserves goals (weighted as 15% of the formula) and customer service and safety goals (weighted as 10% of the formula).